FORM 8-A/A

(Amendment No. 1)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SeaStar Medical Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	3513 Brighton Blvd, Suite 410	85-3681132
(State of incorporation)	Denver, CO 80216 (844) 427-8100	(I.R.S. Employer Identification No.)
(Address of principal executive offices, including zip code, and phone number)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file numbers to which this form relates: 333-264993.

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item	1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereunder are the Common Stock, par value $0.0001 per share (the “Common Stock”), of SeaStar Medical Holding Corporation (formerly LMF Acquisition Opportunities, Inc.) (the “Company”) and warrants to purchase Common Stock (“Warrants”).

Prior to October 28, 2022, the Company had two classes of common stock: Class A common stock, par value $0.0001 per share (“Class A common stock”), and Class B common stock, par value $0.0001 per share (“Class B common stock”). On October 18, 2022, the Company’s stockholders approved a merger of LMF Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) with and into SeaStar Medical, Inc., a Delaware corporation (“SeaStar Medical”) with SeaStar Medical surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). On October 28, 2022, the Company effected the Business Combination. In connection with the Business Combination, (i) all of the Class B common stock converted into Class A common stock on a one-for-one basis, (ii) the Company’s amended and restated certificate of incorporation was amended and restated to, among other things, effect the reclassification of all of the Class A common stock and Class B common stock into a single class of common stock, and (iii) the Company’s board of directors approved the amendment and restatement of the Company’s bylaws.

The description of the Common Stock and Warrants contained under the heading “Description of LMAO’s Securities” in the proxy statement/prospectus included in the Company’s registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) and became effective on September 26, 2022 (File No. 333-264993) (the “Registration Statement”), to which this Form 8-A relates, is incorporated herein by reference. In addition, the above-referenced descriptions included in any proxy statement/prospectus relating to the Registration Statement filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein. The Company changed its name from “LMF Acquisition Opportunities, Inc.” to “SeaStar Medical Holding Corporation” upon the closing of the business combination (the “Business Combination”) described in the Registration Statement.

Item	2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed herewith or incorporated by reference, because no other securities of the Company are registered on The Nasdaq Capital Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 31, 2022	SEASTAR MEDICAL HOLDING CORPORATION

	By:	/s/ Eric Schlorff
	Name:	Eric Schlorff
	Title:	Chief Executive Officer

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